                                                                     Exhibit 3.1

                          FORM OF THE WHITE HOUSE, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


         The White House, Inc., having its principal office at 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended and as so amended is restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

                                    ARTICLE I
                                      NAME

         The name of the corporation (which is hereinafter called the "Corporation") is: The White House, Inc.


                                   ARTICLE II
                      PURPOSES FOR WHICH CORPORATION FORMED

         The purposes for which the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "MGCL").

                                   ARTICLE III
                       RESIDENT AGENT AND PRINCIPAL OFFICE

         The post office address of the principal office of the Corporation in this State is 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060. The resident agent of the Corporation in this State is Richard D. Sarmiento, whose post office address is 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060.

                                   ARTICLE IV
                                AUTHORIZED STOCK

         The total number of shares of stock of all classes which the Corporation has authority to issue is Thirty Million (30,000,000) shares, of which Twenty Five Million (25,000,000) are designated Common Stock with a par value per share of $.01 and of which Five Million (5,000,000) are designated Preferred Stock with a par value per share of $.01. The aggregate par value of all shares of stock of the Corporation is Three Hundred Thousand Dollars ($300,000).

         Upon the effectiveness of these Articles of Amendment and Restatement ("Effective Time"), each share of Class A Common Stock, Class B Common Stock and Class C Common Stock heretofore outstanding shall be automatically converted into one share of Common Stock, par value $.01 per share and cash in lieu of fractional shares at the rate of $12.00 per share. Each stock certificate that prior to the Effective Time represented shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be combined.

         After the Effective Time, each holder of record of shares of Common Stock shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, held by such holder immediately prior to the Effective Time at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of shares of Common Stock of which such record owner is entitled.

                                    ARTICLE V
                               BOARD OF DIRECTORS

         Section 1. Number of Directors.

         (a) The Corporation shall initially have five (5) directors, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders.

         (b) The directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly as equal in number as reasonably possible, with the term of office of the first class (Class I Directors) to continue until the 2004 annual meeting of stockholders, the term of office of the second class (Class II Directors) to continue until the 2005 annual meeting of stockholders, and the term of office of the third class (Class III Directors) to continue until the 2006 annual meeting of stockholders, with each director to hold office for the prescribed term and until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2004 annual meeting, directors elected to succeed the class of directors whose terms then expire, shall be elected for a term of office to continue until the third succeeding annual meeting of stockholders after their election and until their successors shall have been duly elected and qualified.

         (c) Except as otherwise required by law, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or vacancies on the Board of Directors resulting from any cause shall be filled only by a majority vote of the remaining directors in office, even though less than a quorum, and directors so chosen shall hold office for a term continuing until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such directors' successors shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

         (d) Any amendment to, repeal of or adoption of any provision inconsistent with this Article V, Section 1 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

         Section 2. Directors.

         Richard D. Sarmiento, Craig Foley, Howard Goldstein, Darryl Hartley-Leonard, and Sally Frame Kasaks shall act as directors of the Corporation and the class of each such director is set forth as follows: Sally Frame Kasaks and Darryl Hartley-Leonard shall be Class I Directors, Craig Foley and Howard Goldstein shall be Class II Directors, and Richard D. Sarmiento shall be Class III Director.

         Section 3. Removal of Directors.

         A director may be removed only for cause and then only by the affirmative vote of the stockholders holding at least 80% of all votes entitled to be cast by the stockholders generally in the election of directors. Any amendment to, repeal of or adoption of any provision inconsistent with this
Article V, Section 3 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

         Section 4. Board Authorization of Stock Issuance.

         The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

         Section 5. Classification of Stock.

         The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

         Section 6. Conflict of Interest.

         No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the MGCL.

         Section 7. Permissible Considerations by Board of Directors.

         The Board of Directors, in considering a potential acquisition of control of the Corporation, is permitted to consider the effect of the potential acquisition on the stockholders, employees, suppliers, customers, and creditors of the corporation and the communities in which offices or other establishments of the Corporation are located.

                                   ARTICLE VI
                      PROVISIONS CONCERNING CERTAIN RIGHTS
                     OF THE CORPORATION AND THE STOCKHOLDERS

         Section 1. Right to Amend Charter.

         The Corporation reserves the right to make, from time to time, any amendments of its Charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

         Section 2. Elimination of Preemptive Rights.

         Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

         Section 3. Required Stockholder Vote.

         Except as otherwise expressly provided in the Charter, notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon.

         Section 4. Special Meetings of Stockholders.

         The secretary of the Corporation may call a special meeting of stockholders, at the request of one or more stockholders, only on the written request of the stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. Any amendment to, repeal of or adoption of any provision inconsistent with this Article VI, Section 4 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

         Section 5. Bylaws.

         The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation. Any amendment to, repeal of or adoption of any provision inconsistent with this
Section 5 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

         Section 6. Increase or Decrease in Authorized Stock.

         The Board of Directors, with the approval of the majority of the entire board, and without action by the stockholders, may amend the charter to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

         Section 7. No Rights of Objecting Stockholder

         The holders of the capital stock of the Corporation shall not be entitled to exercise the rights of objecting stockholders under the provisions (and any successor provisions) of Subtitle 2 of Title 3 (Section 3-202) of the MGCL, but this limitation shall not negate the rights of stockholders afforded in any transaction covered by the provisions (and any successor provisions) of MGCL Sections 3-602, 3-603(b) or 3-708, in each case if and to the extent that such provision shall be applicable to such transaction.

         Section 8. Control Share Act

         Any type of transaction that would otherwise be a "control share acquisition" under Subtitle 7 of Title 3 of the MGCL (ss.3-701 ET SEQ.) (and any successor provisions) ("Control Share Act") by (i) Richard Sarmiento or his existing or future affiliates or associates; (ii) by Patricia Darrow-Smith or her existing or future affiliates or associates; or (iii) by Michael Smith or his existing or future affiliates or associates shall be exempt from the Control Share Act. Any type of transaction that would otherwise be a control share acquisition under the Control Share Act by INVESCO (NY), Inc. or its existing or future affiliates shall be exempt from the Control Share Act up to the number of shares of Common Stock of the Corporation beneficially owned by INVESCO (NY), Inc. and its existing affiliates and associates immediately prior to the Effective Time. Any type of transaction that would otherwise be a control share acquisition under the Control Share Act by Phillips-Smith Specialty Retail Group, L.P. or its existing or future affiliates shall be exempt from the Control Share Act up to the number of shares of Common Stock of the Corporation beneficially owned by Phillips-Smith Specialty Retail Group, L.P. and its existing affiliates and associates immediately prior to the Effective Time. Any amendment to, repeal or adoption of any provision inconsistent with this Section 8 shall be prospective only and shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

                                   ARTICLE VII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         Section 1. Mandatory Indemnification.

         The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended.

         Section 2. Discretionary Indemnification.

         If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

         Section 3. Advancing Expenses Prior to a Decision.

         The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

         Section 4. Other Provisions for Indemnification.

         The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

         Section 5. Limitation of Liability of Directors and Officers.

         To the maximum extent that limitations on the liability of directors and officers are permitted by Maryland law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

         Section 6. Effect of Amendment or Repeal.

         No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's Charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

         SECOND: The Corporation desires to amend and restate its Charter as currently in effect. The provisions set forth in the above Articles of Amendment and Restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

         THIRD: The amendment and restatement of the charter of the Corporation herein made was recommended and advised by the board of directors of the Corporation by the unanimous approval of all of the directors at a meeting duly held and was approved by the stockholders of the Corporation at a meeting duly held by the affirmative vote of the holders of a majority of shares outstanding and entitled to vote therefor.

         FOURTH: The current address of the principal office of the Corporation is 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060 and the Corporation's current resident agent is Richard D. Sarmiento, whose post office address is 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060.

         FIFTH: The Corporation currently has five (5) directors; the directors currently in office are Richard D. Sarmiento, Sally Frame Kasaks, Howard Goldstein, Craig Foley, and Darryl Hartley-Leonard.

         SIXTH: The total number of shares of all classes of capital stock of the Corporation heretofore authorized, the number and par value of each such class and the aggregate par value of all shares of all classes were as follows:

         1. 15,000,000 shares of Class A Common Stock, $.01 par value per share;

         2.       100,000 shares of Class B Common Stock, $.01 per share; and

         3. 8,000,000 shares of Class C Common Stock, $.01 par value per share;

for a total number of authorized shares of 23,100,000 with an aggregate par value of Two Hundred Thirty One Thousand Dollars ($231,000).

         The total number of shares of all classes of capital stock of the Corporation authorized pursuant to the Articles of Amendment and Restatement, the number and par value per share of shares in each such class and the aggregate par value of all classes is as set forth in Article IV hereof.

         IN WITNESS WHEREOF, The White House, Inc. has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer, Richard D. Sarmiento and attested by its Secretary, __________________, as of the ___ day of _________, 2003

         THE UNDERSIGNED, President and Chief Executive Officer of The White House, Inc., acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


ATTEST:                                       THE WHITE HOUSE, INC.



________________________________        By:__________________________(SEAL)
______________________, Secretary          Richard D. Sarmiento
                                           President and Chief Executive Officer